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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )*

                                SIPEX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   829909 10 0
                         ------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

-------------------------                         ------------------------------
CUSIP NO.  829909 10 0              13G                PAGE  2  OF  5  PAGES
           -----------                                      ---    ---
-------------------------                         ------------------------------


--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tractebel, S.A.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  [ ]
                                                            (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Brussels, Belgium
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              1,928,986 shares
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               0 shares
         EACH            -------------------------------------------------------
       REPORTING         7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                 1,928,986 shares
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,928,986 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       21.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1.

(a)  SIPEX Corporation
     -----------------
     (Name of Issuer)

(b)  22 Linnell Circle, Billerica, Massachusetts  10821
     --------------------------------------------------
     (Address of Issuer's Principal Executive Offices)

ITEM 2.

(a)  Tractebel S.A.
     --------------
     (Name of Person Filing)

(b)  Place du Trone 1, Brussels, Belgium 1000
     ----------------------------------------
     (Address of Principal Business Office)

(c)  Belgium Corporation
     -------------------
     (Citizenship)

(d)  Common Stock, $.01 par value
     ----------------------------
     (Title of Class of Securities)

(e)  829909 10 0
     -----------
     (CUSIP Number)

ITEM 3.

     Not applicable
--------------------------------------------------------------------------------
(If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:)

ITEM 4.  OWNERSHIP

(a)         1,978,986 shares
      ---------------------------
      (Amount beneficially Owned)

(b) 21.8% - The foregoing percent was calculated based on the 8,847,855 shares of Common Stock (due to exercise of the over-allotment option) reported to be outstanding in the Registration Statement on Form S-1, dated October 23, 1996 of SIPEX Corporation.
--------------------------------------------------------------------------------
     (Percent of Class)

                                                               Page 4 of 5 Pages

(c)  Number of Shares as to which such person has:

         (I)   1,928,986 shares
              ------------------------------------------
              (Sole Power to vote or to direct the vote)

         (ii)   -0-
              --------------------------------------------
              (Shared power to vote or to direct the vote)

         (iii)  1,928,986 shares
              -------------------------------------------------------
              (Sole power to dispose or to direct the disposition of)

         (iv)   -0-
              ------------------------------------------------------------
              (Shared power to dispose of or to direct the disposition of)

ITEM 5.

     Not applicable
--------------------------------------------------------------------------------
(If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ])

ITEM 6.

     Not applicable
--------------------------------------------------------------------------------
(Ownership of More than Five Percent on Behalf of Another Person)

ITEM 7.

     Not applicable
--------------------------------------------------------------------------------
(Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company)

ITEM 8.

     Not applicable
-----------------------------------------------------------
(Identification and Classification of Members of the Group)

ITEM 9.

     Not applicable
--------------------------------
(Notice of Dissolution of Group)

ITEM 10.

Not applicable
--------------
(Certification)

                                                               Page 5 of 5 Pages
SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      February 11, 1997                             /s/  Manfred Loeb
-------------------------                           ----------------------------
             Date                                           Signature

                                                         Director
                                                    ----------------------------
                                                            Name/Title




                                                    /s/  J. Laurent
                                                    ----------------------------
                                                            Signature

                                                         Director
                                                    ----------------------------
                                                            Name/Title